                                                                      Exhibit 11


                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
    FOR THE QUARTERS AND NINE-MONTH PERIODS ENDED DECEMBER 31, 1996 AND 1995
                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED                   NINE MONTHS ENDED
                                              DECEMBER 31,                        DECEMBER 31,
                                         ---------------------              ---------------------
                                          1996              1995            1996             1995
                                          ----              ----            ----             ----
Primary:
--------

Weighted average shares
   outstanding                          2,333,670        2,421,648        2,340,331        2,400,760

Net effect of dilutive stock
   options based on the treasury
   stock method using the
   average market price                    84,454           92,206           75,691           81,749
                                       ----------       ----------       ----------       ----------

Total                                   2,418,124        2,513,854        2,416,022        2,482,509
                                       ==========       ==========       ==========       ==========

Net earnings                           $  867,322       $  767,401       $2,509,629       $1,250,356
                                       ==========       ==========       ==========       ==========

Earnings per common and
   common equivalent share             $     0.36       $     0.31       $     1.04       $     0.50
                                       ==========       ==========       ==========       ==========


Fully Diluted:
--------------

Weighted average shares
   outstanding                          2,333,670        2,421,648        2,340,331        2,400,760

Net effect of dilutive stock
   options based on the treasury
   stock method using the
   ending market price                     88,438           93,664           88,601           96,067
                                       ----------       ----------       ----------       ----------

Total                                   2,422,108        2,515,312        2,428,932        2,496,827
                                       ==========       ==========       ==========       ==========

Net earnings                           $  867,322       $  767,401       $2,509,629       $1,250,356
                                       ==========       ==========       ==========       ==========

Earnings per common and
   common equivalent share             $     0.36       $     0.31       $     1.03       $     0.50
                                       ==========       ==========       ==========       ==========
